11 Hurley Street
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F 617-494-0985

Exhibit 10.31

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

CONFIDENTIAL

December 16, 2019

The Broad Institute, Inc.

415 Main Street

Cambridge, MA  02142

Attn: Issi Rozen, Chief Business Officer

Office of Technology Development

Harvard University

Richard A. and Susan F. Smith Campus Center, Suite 727

1350 Massachusetts Avenue

Cambridge, MA  02138

Attn.: Isaac Kohlberg, Chief Technology Development Officer

Re:Amended and Restated Cas9‑I License Agreement, by and between President and Fellows of Harvard College (“Harvard”), The Broad Institute, Inc. (“Broad”) and Editas Medicine, Inc. (“Editas”), dated October 29, 2014, and amended and restated as of December 16, 2016 (as amended, the “Cas9‑I Agreement”); Cpf1 License Agreement, by and between Broad and Editas, dated December 16, 2016 (the “Cpf1 Agreement”); and Cas9‑II License Agreement, by and between Broad and Editas, dated December 16, 2016 (the “Cas9‑II Agreement” and collectively, with the Cas9‑I Agreement and the Cpf1 Agreement, each as may be amended and/or restated from time to time, the “License Agreements”) –  Sublicense Income

Dear Issi and Isaac,

The purpose of this letter (the “Letter”) is to memorialize certain understandings among Harvard, Broad, and Editas as to certain provisions of the License Agreements regarding sublicensing income. All capitalized terms used in this Letter that are not defined in this Letter shall have their respective meanings as set forth in the License Agreements.

Flow Through of Financial Obligations in Sublicense Agreements

Harvard and Broad each hereby acknowledges and agrees that if (A) Editas sublicenses or has sublicensed any of the rights licensed to Editas under any of the License Agreements to a third party, (B) the applicable Sublicense includes milestone payment obligation(s) that are triggered by the achievement of milestone(s) based on objective criteria that are materially similar as a  Milestone Event(s) criteria for Milestone Payment(s) under an applicable License Agreement or such Milestone Payment obligation(s) under an applicable License Agreement are flowed through to the applicable Sublicensee (each, a  “Comparable Milestone”),  (C) such Sublicense includes payment obligation(s) with respect to such Comparable Milestones requiring the Sublicensee to make a milestone payment to Editas or a Milestone Payment(s) to Harvard and/or Broad, as required under the applicable License Agreements, either directly or through Editas and (D) such Comparable

Milestone(s) are achieved and the Sublicensee either pays Broad and/or Harvard (as applicable) directly or pays Editas or one of its Affiliates and Editas pays Broad and/or Harvard (as applicable) for the applicable Milestone Payment(s) (the “Sublicense Milestone Payment”), then Editas shall not be required to pay the portion of Sublicense Income that may otherwise be deemed to arise from the Sublicense Milestone Payment to the extent the Sublicense Milestone Payment is either (I) paid directly to Harvard and/or Broad or (II) received by Editas or its Affiliate and Editas pays Broad and/or Harvard (as applicable) for the applicable Milestone Payment(s).  For illustrative purposes of clause (B) of the prior sentence, the [**] would be materially similar to the [**].  For clarity, Editas would remain obligated to pay Harvard and/or Broad the applicable portion of Sublicense Income arising from any portion of a Sublicense Milestone Payment that exceeds the comparable Milestone Payment under the applicable License Agreement.  For further clarity, in the event there are Sublicense Milestone Payments under more than one Sublicense for the same Comparable Milestone and the same product or service that is triggering such Comparable Milestone, this exclusion of the Sublicense Milestone Payments from Sublicense Income may only be taken up to the total amount of the Milestone Payment, in the aggregate, owed to Harvard and/or Broad with respect to such Comparable Milestone.  For example, if Editas sublicenses rights under the Cas9‑I Agreement to a Sublicensee and such Sublicense includes a milestone requiring the sublicensee to pay Editas $75,000 upon [**]  (which is a Comparable Milestone as to a Milestone Event under the Cas9‑I Agreement, and under the Cas9‑I Agreement such Milestone Event triggers a $60,000 Milestone Payment obligation of Editas to Harvard and Broad), then Editas would be required to pay Broad and Harvard, in accordance with the applicable allocation of consideration provision in the Cas9‑I Agreement,  (x) $60,000 for the achievement of such Milestone Event, plus (y) the applicable Sublicense Income rate  (for purposes of this example, assume that the applicable rate is 15%) multiplied by the incremental $15,000 of such Sublicense Milestone Payment that exceeds $60,000, or $2,250, that Editas or its Affiliate receives from the such Sublicensee in connection with the achievement of the Comparable Milestone for a total payment of $62,250.  In the foregoing example, Editas would not be required to pay an additional 15% of the first $60,000 of the $75,000 Sublicense Milestone Payment as a Sublicense Income payment.

Additionally, Harvard and Broad each hereby acknowledge and agree that if Editas includes or has included payment obligations in a Sublicense that specifically require a Sublicensee to pay all or a portion of the annual license maintenance fees and/or patent reimbursement costs that, in each case, Editas is required to pay to Harvard and/or Broad with respect to such fees or costs under any of the License Agreements, then Editas shall not be required to pay to Broad and/or Harvard the portion of Sublicense Income that may otherwise be deemed to arise from such fees or costs paid by such sublicensee (I) to the extent such payments are equal to or less than the amounts owed by Editas to Broad and Harvard under the applicable License Agreement, (II) such payments are actually paid to Broad and Harvard, and (III) in the event such payments are required under more than one Sublicense for the same requirement under the applicable License Agreements, this exclusion from Sublicense Income may only be taken to the extent Editas or its sublicensee pays Harvard and/or Broad such fees, e.g. if a License Agreement has annual fees of $100,000 and Editas has two Sublicenses under which Editas receives a total of $150,000 and pays Harvard and/or Broad $100,000 for such annual fee therefrom, Editas will still have $50,000 of Sublicense Income.

Sublicense Income and Reimbursement of Future Patent Expenses and Allocated Past Patent Expenses

Each of Editas, Harvard and Broad acknowledges and agrees that, on a License Agreement-by-License Agreement basis, in the event Editas enters into or has entered into a Sublicense and Editas or any of its Affiliates receives any Sublicense Income and there is no specific allocation as to such Sublicense Income in such Sublicense with respect to reimbursement for patent costs, then Editas shall be entitled to deduct from such Sublicense Income received by Editas after the date of this Letter any amounts paid to Broad or Harvard, respectively, under the applicable License Agreements, as reimbursement of patent costs incurred by Broad or Harvard after the date of this Letter with respect to rights licensed to Editas under such License Agreements to the extent not previously deducted and provided that no such deduction shall reduce the amount of such Sublicense Income by greater than [**] percent  ([**]%) of what it would have been absent such deduction.

Each of Editas, Harvard and Broad acknowledges and agrees that, on a License Agreement-by-License Agreement basis, in the event Editas enters into or has entered into a Sublicense and Editas or any of its Affiliates receives any Sublicense Income and there is a specific allocation as to such Sublicense Income in such Sublicense with respect to reimbursement for patent costs, then Editas shall be entitled to deduct such specifically-allocated amount from such Sublicense Income received by Editas after the date of this Letter to the extent not previously deducted the amounts paid to Broad or Harvard, respectively, under the applicable License Agreements as reimbursement of patent costs incurred by Broad or Harvard in accordance with such allocation, regardless of whether Broad or Harvard incurred such fees prior to or after the date of this Letter.

We request that an authorized signatory on behalf of Harvard and Broad kindly sign a copy of this Letter acknowledging receipt of this Letter and the acceptance of the terms contemplated hereby.

Please contact me if you have any questions.

Sincerely,

EDITAS MEDICINE, INC.

By:	/s/ Cynthia Collins
Name:	Cynthia Collins
Title:	Chief Executive Officer
Date: December 16, 2019

Acknowledged and agreed by:

THE BROAD INSTITUTE, INC.

By:	/s/ Issi Rozen
Name:	Issi Rozen
Title:	CBO
Date: December 17, 2019

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

By:	/s/ Isaac T. Kohlberg
Name:	Isaac T. Kohlberg
Title:	Senior Associate Provost, Chief Technology Development Officer; Office of Technology Development, Harvard University
Date: December 17, 2019

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